LEASE AGREEMENT


         THIS LEASE AGREEMENT entered into this 2nd day of November, 1995, by and between TRAILER LEASING COMPANY, DIVISION OF KELLERS SYSTEMS, INC., (hereinafter called "Lessor,") with its principal office at 3115 North Wilke Road, Arlington Heights, Illinois 60004, and KELLER MANUFACTURING COMPANY (hereinafter called "Lessee"), at P.O. Box 8, Corydon, Indiana 47112.

         IN CONSIDERATION of the mutual promise and undertakings as hereinafter contained,

         THE PARTIES AGREE AS FOLLOWS:

         1. Lease of Equipment: Lessee does hereby lease the trailers and equipment as set out on the Schedule attached hereto and marked Exhibit "A" (the "Equipment") from Lessor for an initial term of ______ months commencing on the delivery date as set forth on Exhibit "A". Lessee agrees to pay Lessor for the lease of the Equipment, rentals at the rate of ______________ Dollars per month per trailer unit.

         2. Rental Payments: Rentals shall be paid by Lessee to Lessor on the recurring billing date of each month during the term hereof, payable one (1) month in advance. Rentals shall be paid to the Lessor at 3115 North Wilke Road, Arlington Heights, Illinois 60004, unless otherwise directed in writing by the Lessor.

         3. Return of Trailers: At the termination of this Lease for any reason, or upon demand from Lessor if Lessee is in default, or at any time Lessee returns one or more trailers to Lessor, the trailer(s) must be returned to the following location: 3433 South 7th Street Road, Louisville, Kentucky 40216. Return locations may be changed by notice from Lessor.

         4. Receipt in Good Condition: Lessee acknowledges that he has inspected each unit of Equipment at the Lease commencement and has received it in good condition and free from defects.

         5. Rights in the Equipment: Lessor shall at all times have the primary right, title, and interest in or to the Equipment, and except as contained herein, acquires only the right to possess and use said Equipment in accordance with the terms hereof and provided Lessee shall not be in default hereunder. If Lessee defaults in any of the terms or conditions of this Lease, Lessee's right to possess and use said Equipment shall cease and Lessee shall be required to return all of the Equipment to Lessor immediately. Lessee shall in no event be deemed an agent of Lessor if the registered owner of the Equipment as indicated by the Equipment registration card is other than the Lessor, then the Lessee under this agreement shall become sub-lessee of Lessor and be subject and subordinate to the provisions of any written agreement covering this Equipment between owner and Lessor, including the owner's rights of repossession. If applicable, the Lessee has been advised of the existence of such a written agreement, and such agreement has been made available and is available to the Lessee as sub-lessee upon request. Lessor reserves to itself, the right to place upon each unit of Equipment leased hereunder, the name of the Lessor and registered owner, and Lessee agrees not to remove said words or permit or suffer any other person to do so.

         6. Licenses and Certificates: Each trailer leased hereunder carries a license for either the State of Maine or the State of Michigan. Lessee assumes all responsibility to obtain and pay for any and all other licenses, titles, permits and other certificates as may be required by law or otherwise for Lessee's lawful operation of said Equipment, Lessee agrees that all certificates of title or registration applicable to the Equipment leased hereunder shall reflect Lessor's ownership.

         7. Prohibited Uses: The Lessee agrees not to transport any persons in or on any leased trailer, agrees not to propel or tow any other vehicle with or through the agency of any trailer, and agrees not to knowingly use any trailer for any immoral, illegal or prohibited purpose. Lessee agrees not to store or transport any toxic substance in any leased trailer.

         8. Taxes: Lessee shall promptly pay all taxes, assessments and other governmental charges, including but not limited to sales, use or ad valorem taxes in any state levied or assessed during the term of this lease upon the Equipment or the interest of the Lessee in the Equipment or upon the use or operation of the Equipment or the earnings of Lessee arising out of his lease or use of the Equipment. If any levy or assessment is made against Lessor on account of any of the foregoing matters or on account of its ownership of the Equipment, exclusive, however, of any taxes on income of Lessor from this lease of the Equipment, Lessee will promptly pay or reimburse Lessor for same. Lessee shall indicate Lessor's ownership of the Equipment on any personal property tax reports which Lessor is required to file. Lessee shall be responsible for the payment of any personal property taxes.

         9. Compliance with Laws and Regulations: Lessee agrees to comply with all laws, ordinances, and regulations of all state, federal or local governments or agencies which affect the use, operation or maintenance of the Equipment, and to indemnify and hold harmless Lessor, its officers, directors, employees, agents, successors and assigns from any and all fines, forfeitures, seizures, penalties and liabilities including the cost of compliance that may result from the use, possession, operation, or condition of any of the Equipment.

         10.      Indemnification:

                  A. Lessee agrees to indemnify and hold harmless Lessor, its officers, employees, agents, successors and assigns from any and all claims, lawsuits, demands, liens or any liability whatsoever arising out of the use, possession, or lease of the Equipment or from work performed or materials supplied in connection with the use, operation or maintenance of any of the Equipment and from loss or damage thereto and from and against all loss, penalties and expenses, including attorney's fees, howsoever arising because of, but not limited to, the storage, maintenance, use, repair, loading, unloading or operation or alleged use or operation, of any of the Equipment therein or thereon.

                  B. Lessee hereby indemnifies Lessor, its officers, directors, employees, agents, successors and assigns and agrees to hold them harmless from and against any and all loss, expenses, and damages any of them may sustain or suffer because of:

                           i. The loss of or damage to said Equipment for any reason; or

                           ii. Injury to any person, or damage to the property of any person as a result of, in whole or in part, the use or operation of said Equipment while in the custody, possession, or control of the Lessee, its employees, agents, and personnel, or at any time during the term of this lease; or

                           iii. Loss,  injury or damage sustained because of the
                  failure of Lessee to maintain said Equipment as agreed and provided herein; or

                           iv. Lessor's being a party to this agreement.

         11. Assignment: Lessee shall not have the right to assign this Lease or to sublet, rent, or otherwise hire out or part with possession of any of said Equipment to any person, firm, partnership, association or corporation other than Lessee, without the prior written consent of Lessor which shall not be unreasonably withheld. Lessor shall have the right to assign this Lease and/or the rentals or other sums to be received. In the event of an assignment of this Lease by Lessor, the assignee shall acquire thereby whatever rights and/or remedies are assigned and the Lessee shall agree to render its performance to the assignee.

         12. Operation: Lessee agrees that the Equipment leased hereunder will not be operated by any person other than Lessee or agents or employees of Lessee, each of whom Lessee warrants to be a careful, dependable operator having a currently valid license to operate said Equipment and the power equipment used therewith as required by law.

         13. Additional Rent: Lessee agrees to pay to Lessor with ten (10) days of invoicing as additional rent, the following amounts:

                  A. The amount to repair or replace a trailer, or any part thereof, (without allowance for depreciation) including tires, (except as provided hereafter for tire wear), tools and accessories, which has become damaged, lost or stolen while this lease is in effect. If any such loss or damage is covered by insurance, Lessor agrees upon receipt of the proceeds of said insurance, to rebate so much of Lessee's payment as was covered by the insurance proceeds.

                  B. Any other charges which may become due hereunder.

         14. No Proration: There shall be no proration of charges for partial terms. Invoices not paid within thirty (30) days from the invoice date shall carry interest at the rate of 1 1/2% per month from the date due until paid.

         15. Insurance: Lessee at Lessee's cost and expense shall procure and deliver to Lessor, simultaneously with or prior to delivery to Lessee of the Equipment to be leased hereunder, a policy or policies of insurance with terms, amounts and insurance companies satisfactory to Lessor, in Lessor's sole discretion with premiums prepaid thereon for the current policy period, insuring and protecting Lessor in Lessor's name as an insured party and loss payee, against any and all loss and damages it may sustain or suffer resulting from the use, operation and possession of each unit of Equipment by Lessee, or otherwise, with limits of not less than One Million Dollars ($1,000,000) per occurrence for damages arising out of bodily injury and property damage liability, or where permitted, minimum ICC limits of Seven Hundred Fifty Thousand Dollars ($750,000) combined single limit bodily injury and/or property damage. Lessee also agrees to provide physical damage coverage, i.e. collision and comprehensive coverage to the amount of the fair market value of the leased Equipment. Said insurance shall be kept in force and effect during the entire lease term hereof and shall contain a provision that the policy may not be cancelled without prior notification to Lessor. Lessee shall also provide comprehensive general liability coverage and contractual coverage for all hold harmless agreements contained herein in amounts satisfactory to Lessor, and certificates of insurance required to be furnished hereunder should so state.

         16. Lease Term: The lease period shall commence on the date provided in Exhibit "A", which in any event shall be no later than the date Lessee takes possession (or if any trailer is delivered to the Lessee, on the date it is moved from its previous location). Lessee's lease obligations shall not terminate prior to the date of return, as specified in Exhibit "A", plus the period of repair after return. Lessee agrees that upon request of Lessor at any time it will provide the physical location of each trailer unit hereunder.

         17. No Warranties: It is understood between the parties that Lessor extends no warranties and expressly disclaims all express warranties and claims of merchantability and fitness for a particular purpose or condition and of patent and/or latent defects in material, workmanship, or capacity or that any trailer will meet the requirements of any laws, rules, specifications or contracts which provide for specific apparatus or special equipment. Lessee has examined the trailers thoroughly and is satisfied with the condition.

         18. Maintenance: Lessee shall maintain each trailer in good condition and in no less than the same condition as when received, and shall pay for all damages to each trailer, and all costs necessary to repair, reidentify, or restore the appearance of each trailer. Tires shall be returned to Lessor in the same condition as at the commencement (per outgoing inspection delivery report). If brakes are not returned in same condition, Lessee will pay all costs to repair or replace. If tires are not returned in the same condition, Lessee agrees to pay to Lessor ____________ Dollars per 32nd of tread wear on each ply bias tire and _______________ Dollars per 32nd of tread wear on each radial tire.

         19. Acceptance of Condition: The receipt and acceptance by the Lessee of a trailer shall constitute conclusive acknowledgment by Lessee that the trailer has been accepted and found by Lessee to be in good, safe and serviceable condition, and fit for use. Unless the Lessee makes a claim to the contrary to Lessor by registered mail, return receipt requested, within three
(3) days after receipt of said trailer, Lessee shall be forever barred from asserting a claim regarding the condition of a trailer. Such registered letter shall set forth in detail the complete nature and condition of the trailer received.

         In the event of notice to Lessor by the Lessee that a trailer is not in good condition and fit for use at the commencement of the term, Lessor shall have the right but not the obligation to put said trailer in a good, safe and serviceable condition, and fit for use within a reasonable time and if Lessor elects not to do so, the sole right and remedy of the Lessee shall be to return the trailer immediately to Lessor and terminate the lease with regard to that trailer only, or to waive any such right to return and continue leasing the Equipment as it is without any rental abatement.

         20.      Repairs:

                  A. In the event of repairable damage to any trailer, Lessee shall remain liable for all trailer rental charges even though the trailer is unusable. Lessee may have the same repaired by any competent person, firm or corporation at its own expense, or, upon notice and redeliver to Lessor, Lessor may repair said trailer for Lessee, using reasonable diligence to make said repairs or replacement in the shortest possible time. Lessee agrees to pay the amount charged by Lessor (which may include administrative overhead) for any material or labor to make said repairs.

                  B. Lessee agrees to promptly and timely pay any and all charges for repairs or maintenance to the leased Equipment and to suffer no lien for labor, materials, or storage to be filed or attached to said Equipment. Lessor may, at its option, refuse to do any repair work on any trailer in time of strike, or if in the opinion of Lessor such repairs are not advisable.

                  C. Lessee shall not make, suffer or permit any unlawful use or handling of said leased Equipment. Lessee shall not, without Lessor's prior written consent thereto, make or suffer any changes, alterations or improvements in or to said leased Equipment or remove therefrom any parts, accessories, attachments or other equipment.

         21. Removal of Equipment: Lessor reserves the right without notice to enter upon Lessee's premises or elsewhere and repossess or remove a trailer from the Lessee at any time when Lessee is in default, or has become insolvent, filed bankruptcy, or when in Lessor's opinion the trailer(s) is in danger because of strike or any other reason. Lessee agrees to pay all costs and expenses incurred in the repossession of any trailer(s).

         22. Default: If Lessee shall fail to promptly pay any rental or other sum due hereunder or fail to timely perform any performance required hereunder, Lessee shall be in default. Lessor may, at Lessor's option, terminate Lessee's right to use and possess the Equipment. Failure to terminate shall not be deemed a waiver. In the event Lessor elects to terminate, all of the Equipment shall be immediately returned to Lessor upon demand therefor, but Lessee shall not be relieved of its obligation to pay rent. Lessor or its agents may, without notice, enter the premises occupied by Lessee or any other premises where the Equipment may be located without being a trespasser thereon and take possession of and remove any one or more of its trailers with or without process of law. In the event any action as hereinbefore set forth becomes necessary, the Lessee agrees to pay in addition to other charges herein specified, all costs of removal or return of a trailer and all other charges (including attorney's fees and court costs) incurred by such default. In the event that Lessor takes possession of a trailer following a default, Lessee shall not be relieved of its obligation to pay the rental or any other charges due hereunder, including repairs. Lessor shall be under no obligation to relet the trailer.

         23.      Miscellaneous:

                  A. No amendment or modification of this lease shall be effective unless it shall be in writing and duly signed by both parties.

                  B. Lessee shall pay and discharge or promptly reimburse Lessor for all costs, expenses and attorney's fees, which shall be incurred and expended by Lessor in enforcing the covenants and agreements of this Lease Agreement whether by the institution of litigation or by the taking of advice of counsel or otherwise.

                  C. This shall inure to the benefit of Lessor, its successors and assigns. This lease shall be binding upon Lessee, its heirs, representatives, successors and permitted assigns. Any notice given hereunder shall be sent by delivery or certified mail, postage prepaid, return receipt requested, and addressed to the party at the address listed above.

                  D. This lease shall not be effective until approved and accepted by an authorized officer of TRAILER LEASING COMPANY, DIVISION OF KELLERS SYSTEMS, INC. at its corporate offices at 3115 North Wilke Road, Arlington Heights, Illinois 60004.

                  E. This lease agreement is made in the Village of Arlington Heights, County of Cook, State of Illinois. The parties consent to jurisdiction in the Circuit Court of Cook County, Illinois. Any legal action brought or instituted concerning this lease shall be brought in the Circuit Court of Cook County, Illinois, or the United States District Court for the Northern District of Illinois, Eastern Division. All terms, provisions, and performances contemplated by this Lease shall be governed by the internal laws of the State of Illinois.

         IN WITNESS WHEREOF, the parties hereto have set their hands and seals as of the day and date first written above.

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
LESSOR:                                         LESSEE:

TRAILER LEASING COMPANY,                        KELLER MANUFACTURING COMPANY, INC.
DIVISION OF KELLERS SYSTEMS, INC.


By: _________________________________           By: _____________________________________
Title:  Larry D. Bailes, Branch Manager         Title: Walter West, Traffic Manager

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